ALL SEASONS GLOBAL FUND, INC.

              ARTICLES OF AMENDMENT AND RESTATEMENT

     All Seasons Global Fund, Inc., a Maryland corporation having its principal Maryland office in the City of Baltimore, State of Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland:

     FIRST:    The Articles of Incorporation of the Corporation
are amended and as so amended are restated in their entirety by striking out Articles FIRST through ELEVENTH and inserting in lieu thereof the following:

                            ARTICLE I
                              NAME
     The name of the Corporation is ROYCE GLOBAL TRUST, INC.


                           ARTICLE II
                       PURPOSES AND POWERS
          The Corporation is formed for the following purposes:

          (i) To conduct and carry on the business of an investment company.

          (ii) To hold, invest and reinvest its assets in securities and other investments or to hold part or all of its assets in cash.

          (iii) To issue and sell shares of its capital stock in such amounts and on such terms and conditions and for such purposes and for such amount or kind of consideration as may now or hereafter be permitted by law.

          (iv) To do any and all additional acts and to exercise any and all additional powers or rights as may be necessary, incidental, appropriate or desirable for the accomplishment of all or any of the foregoing purposes.

          The Corporation shall be authorized to exercise and enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations by the Maryland General Corporation Law now or hereafter in force, and the enumeration of the foregoing shall not be deemed to exclude any powers, rights or privileges so granted or conferred.

                           ARTICLE III
               PRINCIPAL OFFICE AND RESIDENT AGENT
          The post office address of the principal office of the Corporation in the State of Maryland is 11 East Chase Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is Prentice Hall Corporation System, Maryland. The post office address of the resident agent is 11 East Chase Street, Baltimore, Maryland 21202.

                           ARTICLE IV
                          CAPITAL STOCK
          (1) The total number of shares of capital stock that the Corporation shall have authority to issue is one hundred million (100,000,000) shares, of the par value of one cent ($.01) per share, and of the aggregate par value of one million dollars ($1,000,000), all of which one hundred million (100,000,000) shares are designated Common Stock, subject to the authority granted to the Board of Directors herein to classify and reclassify stock.

          (2) The Corporation may issue fractional shares. Any fractional share shall carry proportionately the rights of a whole share, including, without limitation, the right to vote and the right to receive dividends.

          (3) All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of these Articles of Incorporation and the Bylaws of the Corporation.

          (4) No holder of stock of the Corporation shall have, by virtue of being such a holder, any right to purchase or subscribe for any share of the Corporation's capital stock or any other security that the Corporation may issue or sell (whether out of the number of shares authorized by these Articles of Incorporation or out of any shares of the Corporation's capital stock that the Corporation may acquire) other than a right that the Board of Directors may, in its discretion, determine to grant.

          (5) The Board of Directors shall have authority by resolution to classify and reclassify any authorized but unissued shares of capital stock from time to time, whether as common stock or otherwise, by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or, except to the extent limited by Articles VI of these Articles, terms or conditions of redemption of the capital stock.

          (6) Notwithstanding any provision of the Maryland General Corporation Law requiring any action to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes of all classes or of any class of stock of the Corporation, such action shall, except as otherwise provided in Article VI of these Articles of Incorporation, be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon.

                            ARTICLE V
                       BOARD OF DIRECTORS
          (1) (i) The number of directors of the Corporation shall be no less than three (3). This number may be changed pursuant to the Bylaws of the Corporation, but shall at no time be less than the minimum number required under the Maryland General Corporation Law.

               (ii) The Corporation reserves, and grants to the Board of Directors, the power to modify the structure of the Board of Directors or any voting right of stockholders with respect thereto, if such action is deemed necessary in order to comply with requirements of the Investment Company Act of 1940, as amended, which relate to or result from the issuance of any class of senior security.

          (2) In furtherance, and not in limitation, of the powers conferred by the laws of the State of Maryland, the Board of Directors is expressly authorized to do the following to the extent consistent with the Maryland General Corporation Law:

               (i) To make, alter or repeal the Bylaws of the Corporation, except where such power is reserved by the Bylaws to the stockholders and except as otherwise required by the Investment Company Act of 1940, as amended.

               (ii) To determine from time to time whether and to what extent and at what times and places and under what conditions and regulations the books and accounts of the Corporation, or any of them other than the stock ledger, shall be open to the inspection of the stockholders. No stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by law or authorized by resolution of the Board of Directors.

               (iii) Without the assent or vote of the
stockholders, to authorize the issuance from time to time of shares of stock of any class of the Corporation, whether now or hereafter authorized, and securities convertible into shares of stock of the Corporation of any class or classes, whether now or hereafter authorized, and for such consideration as the Board of Directors may deem advisable.

               (iv) Without the assent or vote of the
stockholders, to authorize and issue obligations of the Corporation, secured and unsecured, as the Board of Directors may determine, and to authorize and cause to be executed mortgages and liens upon the real or personal property of the Corporation.

               (v) Notwithstanding anything in these Articles of Incorporation to the contrary, to establish, in its absolute discretion, the basis or method for determining the value of the assets belonging to any class, the value of the liabilities belonging to any class and the net asset value of each share of any class of the Corporation's stock.

               (vi) To determine, in accordance with generally accepted accounting principles and practices, what constitutes net profits, earnings, surplus or net assets in excess of capital, and to determine what accounting periods shall be used by the Corporation for any purpose; to set apart out of any funds of the Corporation reserves for such purposes as it shall determine and to abolish the same; to declare and pay any dividends and distributions in cash, securities or other property from surplus or any funds legally available therefor, at such intervals as it shall determine; to declare dividends or distributions by means of a formula or other method of determination, at meetings held less frequently than the frequency of the effectiveness of such declarations; to establish payment dates for dividends or any other distributions on any basis, including dates occurring less frequently than the effectiveness of declarations thereof; and to provide for the payment of declared dividends on a date earlier or later than the specified payment in the case of stockholders of the Corporation surrendering their entire ownership of shares of any class of stock of the Corporation for redemption.

               (vii) In addition to the powers and authorities granted herein and by statute expressly conferred upon it, the Board of Directors is authorized to exercise all powers and do all acts that may be exercised or done by the Corporation pursuant to the provisions of the laws of the State of Maryland, these Articles of Incorporation and the Bylaws of the Corporation.

          (3) Any determination made in good faith, and in a manner reasonably believed to be in the best interests of the Corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances, by or pursuant to the direction of the Board of Directors, with respect to the amount of assets, obligations or liabilities of the Corporation, as to the amount of net income of the Corporation from dividends and interest for any period or amounts at any time legally available for the payment of dividends, as to the amount of any reserves or charges set up and the propriety thereof, as to the time of or purpose for creating reserves or as to the use, alteration or cancellation of any reserves or charges (whether or not any obligation or liability for which the reserves or charges have been created has been paid or discharged or is then or thereafter required to be paid or discharged), as to the value of any security owned by the Corporation, as to the determination of the net asset value of shares of any class of the Corporation's capital stock, or as to any other matters relating to the issuance, sale, repurchase or other acquisition or disposition of securities or shares of capital stock of the Corporation, and any reasonable determination made in good faith by the Board of Directors whether any transaction constitutes a purchase of securities on "margin," a sale of securities "short," or an underwriting or sale of, or a participation in any underwriting or selling group in connection with the public distribution of, any securities, shall be final and conclusive, and shall be binding upon the Corporation and all holders of its capital stock, past, present and future, and shares of the capital stock of the Corporation are issued and sold on the condition and understanding, evidenced by the purchase of shares of capital stock or acceptance of share certificates, that any and all such determinations shall be binding as aforesaid. No provision of these Articles of Incorporation of the Corporation shall be effective to (i) require a waiver of compliance with any provision of the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, or of any valid rule, regulation or order of the Securities and Exchange Commission under those Acts or (ii) protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

                           ARTICLE VI
                         CERTAIN ACTIONS
          The stockholders of the Corporation shall have the power by the affirmative vote of two-thirds of the aggregate number of the votes entitled to be cast thereon to authorize any of the following actions: (i) the dissolution of the Corporation; (ii) a merger or consolidation of the Corporation (in which the Corporation is not the surviving corporation);
(iii) the sale, lease, exchange or other disposal of all or substantially all the property and assets of the Corporation to any person (as such term is defined in the Investment Company Act
1940); or (iv) any amendment of these Articles of Incorporation which makes any class of the Corporation's stock redeemable securities (as that term is defined in the Investment Company Act of 1940) or which reduces the two-thirds approval required to authorize the above actions.

                           ARTICLE VII
                    LIMITATIONS ON LIABILITY
          To the fullest extent that limitations on the liability of directors and officers are permitted by Maryland General Corporation Law (as from time to time amended) no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for money damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation, whether or not such person is a director or officer at the time of any proceeding in which liability is asserted. No future amendment to the Articles of Incorporation of the Corporation shall affect any right of any person under this Article VII based on any event, omission or proceeding prior to such amendment.

                          ARTICLE VIII
                           AMENDMENTS
          The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in the Charter, of any outstanding stock.

     SECOND:   The Corporation desires to amend and restate its
Charter as currently in effect. The provisions set forth in these Articles of Amendment and Restatement are all the provisions of the Charter currently in effect upon these Articles of Amendment and Restatement becoming effective. The current address of the principal Maryland office of the Corporation, the name and address of the Corporation's current resident agent and the number of directors of the Corporation and the names of those currently in office are as set forth herein.

     THIRD:    The amendment and restatement of the Charter of
the Corporation as hereinabove set forth has been duly approved by a majority of the entire board of directors and by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of the Corporation.

     IN WITNESS WHEREOF, All Seasons Global Fund, Inc. has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President, and witnessed by its Secretary, on October 30, 1996.

     The President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the Amendment and Restatement of the Corporation's Articles of Incorporation are true in all material respects, and that this statement is made under penalties of perjury.



                         By:  Diego J. Vieta, President
                              DIEGO J. VIETA


WITNESS:

STEPHEN A. SAKER, Secretary